UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 24, 2007
PACKETEER, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-26785	77-0420107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10201 NORTH DE ANZA BLVD.
CUPERTINO, CALIFORNIA 95014
(Address of principal executive offices)
Registrant’s telephone number, including area code: (408) 873-4400
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers
On January 24, 2007, the Compensation Committee of the Board of Directors of the Company (the “Committee”) approved the terms of the Company’s 2007 executive officer compensation, including base salary, an annual bonus program and annual equity awards.
Executive officer base salary increases for 2007 range from 2.2 percent to 10.3 percent over the prior year. As in 2006, each executive officer has been assigned a 2007 target bonus rate, expressed as a percentage of the officer’s annual base salary. If earned, bonuses will be paid semi-annually and will be based upon a target bonus amount for the applicable six-month period. The target bonus amount for each such period will be equal to one-half of the product of the officer’s annual base salary multiplied by the 2007 target bonus rate. The bonus actually earned will reflect upward or downward adjustments to the target bonus amount for a period based on the Company’s actual revenue and operating income performance in comparison to budget. Revenue and operating income budgets will be determined semi-annually by the Board of Directors. For all but three of our executive officers, target bonus rates for 2007 are unchanged from the prior year. The target bonus rates for each of David Yntema, our Chief Financial Officer, and Nelu Mihai, our Vice President, Engineering, have increased by ten percentage points over their respective 2006 target bonus rates. The target bonus rate for Dave Côté, our Chief Executive Officer, has increased by thirty percentage points over his 2006 target bonus rate.
Consistent with prior years, each executive officer has received an annual stock option grant. In addition, each executive officer has been granted an award of performance shares under a new performance-based equity award program. Both the stock options and performance share awards were granted under the Company’s 1999 Stock Incentive Plan (the “Plan”).
The Committee granted 2007 stock option awards to executive officers in amounts ranging from 40,000 shares to 100,000 shares. These options will vest based on employment over a four year period, subject to possible acceleration of vesting under the terms of the Company’s previously disclosed change in control policies for executives.
Under the new performance-based equity award program for 2007, the Committee granted performance share awards to executive officers in amounts ranging from 20,000 to 50,000 shares if performance goals are achieved at target levels. Each performance share represents the right to receive one share of the Company’s common stock following the end of a three-year performance period, subject to applicable vesting terms. The right vests based on the achievement of revenue growth rate and average annual operating margin goals and continued employment of the executive through a specified vesting date following the end of the performance period. If the Company’s performance against these financial measures exceeds target levels, the number of performance shares vesting will exceed 100% of the target number of shares subject to the award, subject to a maximum of 250%. Performance share awards are subject to the terms and conditions of a Notice of Grant and Performance Share Agreement.
Pursuant to the terms of the Performance Share Agreement, the vesting of the target number of performance shares subject to the award will accelerate in full upon a change in control in which the award is not assumed or continued by the Company’s successor or replaced with a substantially equivalent award. If the award is assumed, continued or replaced, but the executive is terminated without cause within twelve months following the change in control, the performance shares will vest in a number equal to the target number of performance shares subject to the award multiplied by the greater of fifty percent or the percentage of the performance period that has elapsed as of the executive’s employment termination date.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 30, 2007

Packeteer, Inc.
By:	/s/ David C. Yntema
	Name:	David C. Yntema
	Title:	Chief Financial Officer and Secretary